Exhibit 99.1

Nevada Chemicals, Inc.

News Release

June 20, 2008: FOR IMMEDIATE RELEASE

CONTACT:	John T. Day, President/CEO
Kevin Davis, CFO
Nevada Chemicals, Inc.
801-984-0228

Nevada Chemicals, Inc. Announces Plant Expansion by Cyanco

John T. Day, President and Chief Executive Officer of Nevada Chemicals, Inc. (NASDAQ/NMS:NCEM), today announced that Cyanco, the joint venture company in which Nevada Chemicals holds a 50% interest, has secured volume commitments from new and expanding mining operations located in the Nevada mining region, some of which are multi-year agreements for the supply of sodium cyanide. As a result of these various supply agreements, the Nevada Chemicals Board of Directors has authorized the necessary capital contribution for the expansion of the Cyanco facility.

Cyanco is a premier producer of liquid sodium cyanide to gold mines located within the Western United States mining region and has been producing strategic chemicals within this region for the past eighteen years.  Cyanco will expand their production capacity 50% by the year 2010.  This new capacity will allow Cyanco to service and supply these new commitments and also provide the capacity to supply new customers and expanding gold mining operations of existing customers.

“This is a great opportunity for Cyanco and Nevada Chemicals.  We have seen very strong gold prices this last year and a continual increase in the demand for liquid sodium cyanide.  Nevada Chemicals has maintained a strong balance sheet and cash position which allows us to take advantage of this expansion opportunity with our existing reserve funds,” said Day.  “We are pleased with Cyanco’s track record and commitment to the customers in this region.”

Note: The foregoing contains “forward-looking” statements that are pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995.  Editors and investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the Company’s business prospects and performance.  Estimates as to future capacity and future demand for sodium cyanide are based on information currently available to the Company and are based on assumptions about future events and are subject to risks.  These include, but are not limited to, continued favorable gold prices, continuing operations at the mines supplied by Cyanco, continued use of sodium cyanide at those mines at levels similar to those currently existing, and economic, competitive, governmental, technological and other factors discussed in the Company’s reports to shareholders and periodic filings with the Securities and Exchange Commission.   The Company does not have control over these factors and actual results may differ materially from those currently expected.

# # #